Exhibit (8)(a)(i)


                                    Amendment
                                       To
                               Custodian Contract

AGREEMENT made this 12th day of January, 1989 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and METLIFE - STATE STREET MONEY MARKET TRUST (the "FUND").

                                WITNESSETH THAT:

          WHEREAS, the Custodian and the Fund are parties to a Custodian Contract dated June 30, 1986 (as amended to date, the "Contract") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

          NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Contract and mutually agree to the following:

I.        Section 2.1 is hereby amended to read in its entirety as follows:

          "Holding Securities. The Custodian shall hold and physically segregate for the account of the Fund all noncash property, to be held by it in the United States, to be held by it in the United States, including all domestic

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          securities owned by the Fund, other than (a) securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as "Securities System" and (b) commercial paper of an issuer for which State Street Bank and Trust Company acts as issuing and paying agent ("Direct Paper") which is deposited and/or maintained in the Direct Paper System of the Custodian pursuant to Section 2.10.A."

II.       Section 2.2 is hereby amended to read in its entirety as follows:

          "Delivery of Securities. The Custodian shall release and deliver domestic securities owned by the Fund held by the Custodian or in a Securities System account of the Custodian or in the Custodian's Direct Paper book-entry system account ("Direct Paper System Account") only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

               1) Upon sale of such securities for the account of the Fund and receipt of payment therefor;

               2)   Upon the receipt of payment in connection with


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                    any repurchase agreement related to such securities
                    entered into by the Fund;

               3) In the case of a sale effected through a Securities System, including in the Direct Paper System Account, in accordance with the provisions of Section 2.10 or 2.10.A hereof;

               4) To the depository agent in connection with tender or other similar offers for portfolio securities of the Fund;

               5) To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

               6) To the issuer thereof, or its agent, for transfer into the name of the Fund or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.9 or into the name or nominee name of any sub-custodian appointed pursuant to
                    Article 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided that, in any such case, the new securities are to be delivered to the Custodian;

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               7)   To the broker selling the same for examination in accordance with the "street delivery" custom;

               8) For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

               9) In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

               10) For delivery in connection with any loans of securities made by the Fund, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund, which may be in the form of cash or obligations issued by the United States government, its agencies or instrumentalities, except that in

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                    connection with any loans for which collateral is to be
                    credited to the Custodian's account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the Fund prior to the receipt of such collateral;

               11) For delivery as security in connection with any borrowings by the Fund requiring a pledge of assets by the Fund, but only against receipt of amounts borrowed;

               12) For delivery in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with the transactions by the Fund;

               13) For delivery in accordance with the provisions of any agreement among the Fund, the Custodian, and a Futures Commission Merchant registered

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                    under the Commodity Exchange Act, relating to compliance
                    with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Fund;

               14) Upon receipt of instructions from the transfer agent ("Transfer Agent") for the Fund, for delivery to such Transfer Agent or to the holders of shares in connection with distributions in kind, as may be described from time to time in the Fund's currently effective prospectus and statement of additional information ("prospectus"), in satisfaction of requests by holders of Shares for repurchase or redemption; and

               15) For any other proper corporate purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Trustees or of the Executive Committee signed by an officer of the Fund and certified by the Secretary or an Assistant Secretary, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purposes to be proper corporate purposes, and naming the

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                    person or persons to whom delivery of such securities shall be made."

III.      Section 2.7 (1) is amended to read in its entirety as follows:

          "Payment of Fund Moneys. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out moneys of the Fund in the following cases only:

               1) Upon the purchase of domestic securities, futures contracts or options on futures contracts for the account of the Fund but only (a) against the delivery of such securities, or evidence of title to futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the Investment Company Act of 1940, as amended, to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of

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                    a purchase effected through a Securities System, in
                    accordance with the conditions set forth in Section 2.10 hereof or (c) in the case of a purchase involving the Direct Paper System, in accordance with the conditions set forth in
                    Section 2.10.A or (d) in the case of repurchase agreements entered into between the Fund and the Custodian, or another bank, or a broker-dealer which is a member of NASD, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Fund of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Fund;"

IV. Following Section 2.10 there is inserted a new Section 2.10.A to read as follows:

          "Fund Assets Held in the Custodian's Direct Paper System. The Custodian may deposit and/or maintain securities owned by the Fund in the Direct Paper System of the Custodian subject to the following provisions:

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               1)   No transaction relating to securities in the Direct Paper
                    System will be effected in the absence of Proper
                    Instructions;

               2) The Custodian may keep securities of the Fund in the Direct Paper System only if such securities are represented in an account ("Account") of the Custodian in the Direct Paper System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

               3) The records of the Custodian with respect to securities of the Fund which are maintained in the Direct Paper System shall identify by book-entry those securities belonging to the Fund;

               4) The Custodian shall pay for securities purchased for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such payment and transfer of securities to the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon the making of an entry on the records of the Custodian to reflect such transfer and

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                    receipt of payment for the account of the Fund;

               5) The Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Fund, in the form of a written advice or notice, of Direct Paper on the next business day following such transfer and shall furnish to the Fund copies of daily transaction sheets reflecting each day's transaction in the Securities System for the account of the Fund;

               6) The Custodian shall provide the Fund with any report on its system of internal accounting control as the Fund may reasonably request from time to time."

V.        Section 13 is hereby amended in its entirety to read as . follows:

          "Effective Period, Termination and Amendment

          This Contract shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not


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sooner than thirty (30) days after the date of such delivery or mailing;
provided, however that the Custodian shall not act under Section 2.10 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Trustees of the Fund have approved the initial use of a particular Securities System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Trustees have reviewed the use by the Fund of such Securities System, as required in each case by Rule 17f-4 under the Investment Company Act of 1940, as amended and that the Custodian shall not act under Section 2.10.A hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary that the Trustees of the Fund have approved the initial use of the Direct Paper System and the receipt of an annual certificate of the Secretary or an Assistant Secretary that the Trustees have reviewed the use by the Fund of the Direct Paper System; provided further, however, that the Fund shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Master Trust Agreement, and further provided, that the Fund may at any time by action of its Trustees (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an


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appropriate regulatory agency or court of competent jurisdiction.

          Upon termination of the Contract, the Fund shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements."

VI. Following Section 18, there is inserted a new Section 19 to read as follows:

          "Disclaimer

          It is expressly agreed that the obligations of the Fund hereunder, and the authorization, execution and delivery of this document, shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund as individuals or personally, but shall bind only the property of the Portfolio of the Fund, as provided in the Master Trust Agreement of the Fund. The Master Trust Agreement of the Fund provides, and it is expressly agreed, that the Portfolio of the Fund shall be solely and exclusively responsible for the payment of any direct or indirect debts, liabilities and obligations relating to the Portfolio, and that no other portfolios shall be responsible for the same."

          Except as otherwise expressly amended and modified herein, the provisions of the Custodian Contract shall remain in full force and effect.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the 12th day of January, 1989.




Attest                                     MetLife - State Street
                                           Money Market Trust

/s/ Darman A. Wing                         By /s/ Constantine Hutchins, Jr.
------------------------------             --------------------------------
Assistant Secretary                        Secretary


Attest                                     State Street Bank and Trust Company

/s/ Richard P. Vandale                     By /s/ W. J. Hayes
------------------------------             -------------------------------
Assistant Secretary                        Vice President



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